Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, October 19, 2023 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the quarterly payment period ended September 30, 2023.

Unitholders of record on October 30, 2023 will receive a distribution amounting to $3,825,000 or $0.225 per unit, payable November 14, 2023.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	120,928
Natural gas (Mcf)	68,819
Total (BOE)	132,398
Average sales prices:
Oil (per Bbl)	$72.71
Natural gas (per Mcf)	$2.15
Gross proceeds:
Oil sales	$8,792,075
Natural gas sales	148,137
Total gross proceeds	$8,940,212
Costs:
Lease operating expenses	$3,055,280
Production and property taxes	206,738
Development expenses	525,728
Total costs	$3,787,746
Net proceeds	$5,152,466
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$4,121,973
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$4,121,973
Provision for current estimated Trust expenses	(296,973)
Net cash proceeds available for distribution	$3,825,000

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. (“VOC Brazos”) has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended September 30, 2023. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
(713) 483-6020
601 Travis Street, Floor 16, Houston, TX 77002

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